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                                 WESTPOINT STEVENS INC.



Exhibit (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



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                                                                THREE                             NINE
                                                             MONTHS ENDED                      MONTHS ENDED
                                                             SEPTEMBER 30,                     SEPTEMBER 30,
                                                          -------------------            ----------------------
                                                            1997        1996                1997           1996
                                                          -------     -------            --------      --------
Primary:
Average shares outstanding                                 30,309       31,285             30,727         31,392

Shares issuable under 1995
     Key Employee Stock Bonus Plan                             61           43                 49             57

Net effect of dilutive stock options
     - based on the treasury stock
     method using average market price                        755          497                685            433
                                                          --------     -------           --------       --------

Total                                                      31,125       31,825             31,461         31,882
                                                          =======      =======           ========       ========

Income from continuing operations                         $26,520      $22,238           $ 46,173       $ 39,594
Income (loss) from discontinued operations                    390         (526)             2,625         (1,192)
Gain on sale of discontinued operations                     6,138            -              6,138              -
                                                          -------      -------           --------       --------

     Net income                                           $33,048      $21,712           $ 54,936       $ 38,402
                                                          =======      =======           ========       ========


Net income (loss) per common share:
     Continuing operations                                $   .85      $   .70           $   1.47          $1.24
     Discontinued operations                                  .01         (.02)               .08           (.04)
     Gain on sale of discontinued operations                  .20            -                .20              -
                                                          -------      -------           --------       --------
     Net income per common share                          $  1.06      $   .68           $   1.75       $   1.20
                                                          =======      =======           ========       ========
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